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----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   3|                                       Washington, D.C. 20549
----------------
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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|1.Name and Address of Reporting Person* |2.Date of Event Requiring|4.Issuer Name and Ticker or Trading Symbol                     |
|                                        |  Statement for          |                                                               |
|                                        |  (Month/Day/Year)       |  NTL Incorporated (NTLI)                                      |
|   Izerable     Bernard        P.       |   6/20/00               |                                                               |
|----------------------------------------|------------------------------------------------------------------------------------------
|    (Last)      (First)       (MI)      |3.IRS or Social Security |5.Relationship of Reporting Persons|6.If Amendment, Date of    |
|                                        |  Number of Reporting    |  to Issuer                        |  Original (Month/Day/Year)|
|                                        |  Person (Voluntary)     |         (Check all applicable)    |                           |
|                                        |                         |   X  Director    ___ 10% Owener   |---------------------------|
|         6 place d'Alleray              |                         |  ___ Officer     ___ Other        |7.Individual or Joint/Group|
|----------------------------------------|         N/A             |  (give title     (specify below)  |  Filing                   |
|              (Street)                  |                         |  below                            |  (Check applicable line)  |
|                                        |                         |                                   |  X Form filed by One      |
|                                        |                         |                                   |  --Reporting Person       |
|                                        |                         |     ________________________      |  __Form filed by More than|
|  75505 Paris Cedex 15   France         |                         |                                   |    One Reporting Person   |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |                     TABLE I - Non-Derivative Securities Beneficially Owned              |
|  *If the Form is filed by more than one|                                                                                         |
|   Reporting Person, see Instructions   |                                                                                         |
|   5(b)(v)                              |                                                                                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                       |2. Amount of Securities|3. Ownership Form:  |4. Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                              |   Beneficially Owned  |   Direct (D) of    |   (Instr. 5)                             |
|                                          |   (Instr. 4)          |   Indirect (I)     |                                          |
|                                          |                       |   (Instr. 5)       |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                       |                    |                                          |
| Common Stock, par value $.01 per share   |         0             |       N/A          |                 N/A                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                       |                    |                                          |
|                                          |                       |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                       |                    |                                          |
|                                          |                       |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                       |                    |                                          |
|                                          |                       |                    |                                          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                           (Print or Type Responses)
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FORM 3 (continued)                         TABLE II - Derivative Securities Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of Derivative Security   |2.Date Exercisable |3.Title and Amount of Securities   |4.Conversion |5.Ownership  |6.Nature of |
|  (Instr. 4)                     |  and Expiration   |  Underlying Derivate Security     |  or Exercise|  Form of    |  Indirect  |
|                                 |  Date (Month      |  (Instr. 4)                       |  Price of   |  Derivative |  Beneficial|
|                                 |  Day Year)        |                                   |  Derivative |  Security:  |  Ownership |
|                                 |-------------------------------------------------------|  Security   |  Direct (D) |  (Instr. 5)|
|                                 |Date    |Expiration|                     |Amount or    |             |  or Indirect|            |
|                                 |Exercis-|Date      |       Title         |Number of    |             |  (I)        |            |
|                                 |able    |          |                     |Shares       |             |  (Instr. 5) |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|         N/A                     |  N/A   |   N/A    |        N/A          |    N/A      |    N/A      |    N/A      |     N/A    |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
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Explanation of Responses:


The reporting person does not beneficially own any non-derivative or derivative securities of the Issuer.


**Intentional misstatements or omissions of facts constitute Federal               /s/ Bernard P. Izerable                6/20/00
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------ -----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


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